EXHIBIT 4.2

EXECUTION VERSION

WENDY’S FUNDING, LLC,
as Master Issuer

and

CITIBANK, N.A.,
as Trustee and Securities Intermediary

SECOND SUPPLEMENT
Dated as of January 17, 2018
to the
BASE INDENTURE
Dated as of June 1, 2015

Asset Backed Notes
(Issuable in Series)

SECOND SUPPLEMENT TO BASE INDENTURE
SECOND SUPPLEMENT, dated as of January 17, 2018 (this “Second Supplement”), to the Base Indenture, dated as of June 1, 2015, is by and among WENDY’S FUNDING, LLC, a Delaware limited liability company (the “Master Issuer”), and CITIBANK, N.A., as Trustee and Securities Intermediary (the “Trustee”).
PRELIMINARY STATEMENT
WHEREAS, the Master Issuer and the Trustee have entered into the Base Indenture, dated as of June 1, 2015 (as amended February 10, 2017 and as further amended, supplement or otherwise modified from time to time, the “Indenture”);
WHEREAS, Section 13.2(a) of the Indenture provides, among other things, that the provisions of the Indenture may, from time to time, be amended, modified or waived, including the amendments set forth in this Second Supplement, if such amendment, modification or waiver is in writing in a Supplement and consented to in writing by the Control Party (at the direction of the Controlling Class Representative);
WHEREAS, the execution and delivery of this Second Supplement has been duly authorized and all conditions and requirements necessary to make this Second Supplement a valid and binding agreement have been duly performed and complied with;
WHEREAS, the Master Issuer has provided written notice to each Rating Agency of the proposed amendments described herein no less than ten (10) days prior to the date hereof; and
WHEREAS, the Master Issuer wishes to amend the Indenture as set forth herein.
NOW, THEREFORE, in consideration of the provisions, covenants and the mutual agreements herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Unless otherwise defined herein, all capitalized terms used herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Indenture Definitions List attached to the Indenture as Annex A thereto (the “Indenture Definitions List”).

ARTICLE II
AMENDMENTS1
Section 2.1          Amendments.  The Indenture is hereby amended as follows:
(a)          The Base Indenture is hereby amended to insert the following language as a new Section 5.19:
“Section 5.19          Hague Securities Convention.  The parties hereto agree that, with respect to each securities account, the law in force in the State of New York is applicable to all issues specified in Article 2(1) of the Hague Securities Convention. The Securities Intermediary represents that it has an office in the State of New York which is engaged in a business or other regular activity of maintaining securities accounts.”
(b)          The Base Indenture is hereby amended to amend and restate Section 8.7(d) thereof in its entirety, as follows:
“(d)          The Master Issuer agrees that it shall not, and shall cause each Securitization Entity not to, without the prior written consent of the Control Party, amend, modify, waive, supplement, terminate or surrender, or agree to any amendment, modification, supplement, termination, waiver or surrender of, the terms of any of the Related Documents; provided, however, that the Securitization Entities may agree to any amendment, modification, supplement or waiver of any such term of any Related Document without any such consent (x) to the extent permitted under the terms of such other Related Documents, (y) as contemplated by Section 13.1 hereof and (z) as follows:”
(c)          The Base Indenture is hereby amended to insert the following language as a new Section 13.2(d):
“(d)          Notwithstanding anything to the contrary herein, in addition to any amendment, modification or waiver effected in accordance with the provisions of Section 13.1 or Section 13.2(a), the provisions of this Base Indenture or any Series Supplement may be amended, modified or waived in writing by the Master Issuer and the Trustee with the consent of the Noteholders required therefor pursuant to the related Variable Funding Note Purchase Agreements (but without the consent of any other Person), if such amendment, modification or waiver is with respect to any of the terms of the Base Indenture or such Series Supplement, as applicable, relating to a Series of Class A-1 Notes; provided, however, no such amendment may adversely affect (x) the Trustee without the Trustee’s

1 All modifications to existing provisions of the Base Indenture are indicated herein by deleting the stricken text (indicated in the same manner as the following example:  ~~stricken text~~) and adding the inserted text (indicated in the same manner as the following example:  inserted text).

prior consent or (y) the Servicer without the Servicer’s prior consent; provided, further, that no such amendment may change the text of the provisions of the Priority of Payments or Section 5.12.”
(d)          The Base Indenture is hereby amended to amend and restate the following defined terms in Annex A thereof in their entirety, as follows:
““Additional Notes” means any ~~Series of Notes issued by the Master Issuer after the Closing Date~~ additional Series, Classes, Subclasses and Tranches of Notes issued by the Master Issuer after the Closing Date and (2) any additional Notes of an existing Series, Class, Subclass or Tranche of Notes issued by the Master Issuer after the Closing Date that are fungible for U.S. federal income tax purposes with the existing Series, Class, Subclass or Tranche of Notes.”
“Contributed Restaurant Working Capital Reserve Amount” means, as of any date of determination, an amount determined by the Manager to be retained in a Contributed Restaurant Account for working capital expenses not to exceed in the aggregate for all Contributed Restaurant Accounts the greater of (i) $~~5,000,000~~7,500,000 and (ii) ~~1.0~~1.5% of the aggregate Retained Collections for the preceding four (4) Quarterly Collection Periods. For the avoidance of doubt, the Contributed Restaurant Working Capital Reserve Amount is exclusive of the Working Capital Reserve Amount.”
““GAAP” means the generally accepted accounting principles in the United States promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors in effect from time to time; provided that, for purposes of computing the Holdco Leverage Ratio (including any financial and accounting terms included in the components thereof), GAAP shall mean the material generally accepted accounting principles in the United States promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors in effect on the Closing Date.”
““Series Supplement” means a supplement to the Base Indenture in conjunction with the issuance of a Series, Classes, Subclasses and/or Tranches of Notes complying (to the extent applicable) with the terms of Section 2.3 of the Base Indenture.”
““Working Capital Reserve Amount” means, as of any date of determination, an amount determined by the Manager to be retained in a Concentration Account for working capital expenses not to exceed in the aggregate for all Concentration Accounts the greater of (i) $~~5,000,000~~15,000,000 and (ii) ~~1.0~~2.0% of the aggregate Retained Collections for the preceding four (4) Quarterly Collection Periods. For the avoidance of doubt, the Working Capital Reserve Amount is exclusive of the Contributed Restaurant Working Capital Reserve Amount.””

(e)          The Base Indenture is hereby amended to add the following new defined terms to Annex A thereof, in alphabetical order:
““Hague Securities Convention” means the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary, concluded 5 July 2006.”
ARTICLE III
GENERAL
Section 3.1          Conditions to Effectiveness. The effectiveness of the amendments set forth herein are subject to the satisfaction of the following conditions precedent:
(a)          the delivery on the date hereof to the Trustee of one or more Officer’s Certificates of the Master Issuer pursuant to Sections 13.6 and 14.3 of the Base Indenture, certifying that this Second Supplement is authorized or permitted by the Base Indenture and that all conditions precedent have been satisfied, and that it will be valid and binding upon the Master Issuer and the Guarantors in accordance with its terms; and
(b)          the delivery on the date hereof to the Trustee of one or more Opinions of Counsel pursuant to Sections 13.3, 13.6 and 14.3 of the Base Indenture, confirming that this Second Supplement is authorized or permitted by the Base Indenture and that all conditions precedent have been satisfied, and that it will be valid and binding upon the Master Issuer and the Guarantors in accordance with its terms.
Section 3.2          Effect on Indenture.   Subject to the satisfaction of the conditions precedent set forth in Section 3.1, upon the date hereof (i) the Indenture shall be amended in accordance herewith, (ii) this Second Supplement shall form part of the Indenture for all purposes and (iii) the parties and each Noteholder shall be bound by the Indenture, as so amended.  Except as expressly set forth or contemplated in this Second Supplement, the terms and conditions of the Indenture shall remain in place and shall not be altered, amended or changed in any manner whatsoever, except by any further amendment to the Indenture made in accordance with the terms of the Indenture, as amended by this Second Supplement.
Section 3.3          Binding Effect.  This Second Supplement shall inure to the benefit of and be binding on the respective successors and assigns of the parties hereto, each Noteholder and each other Secured Party.
Section 3.4          Counterparts. This Second Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.
Section 3.5          Governing Law.  THIS SECOND SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 3.6          Amendments.  This Second Supplement may not be modified or amended except in accordance with the terms of the Indenture.
Section 3.7          Trustee and Securities Intermediary.  The Trustee and the Securities Intermediary assume no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Master Issuer and neither the Trustee nor the Securities Intermediary shall be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Second Supplement and makes no representation with respect thereto.  In entering into this Second Supplement, the Trustee and the Securities Intermediary shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee or the Securities Intermediary.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Each party hereto represents and warrants to each other party hereto that this Second Supplement has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Master Issuer and the Trustee have caused this Second Supplement to be executed and delivered by its respective duly authorized officer as of the day and year first written above.

WENDY’S FUNDING, LLC, as Master Issuer

By:	/s/ Gavin P. Waugh
Name:	Gavin P. Waugh
Title:	Vice President and Treasurer

[Signature Page of Second Supplement to Base Indenture]

CITIBANK, N.A., in its capacity as Trustee and Securities Intermediary

By:	/s/ Jacqueline Suarez
Name:	Jacqueline Suarez
Title:	Senior Trust Officer

[Signature Page of Second Supplement to Base Indenture]

CONSENT OF CONTROL PARTY AND SERVICER:

In accordance with Section 2.4 and Section 8.4 of the Servicing Agreement, Midland Loan Services, a division of PNC Bank, National Association, as Control Party (exercising the rights of the Controlling Class Representative in accordance with Section 11.4(b) of the Base Indenture) and as Servicer hereby consents to the execution and delivery by the Master Issuer and the Trustee of this Second Supplement to the Base Indenture.

MIDLAND LOAN SERVICES,
A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

By:	/s/ David A. Eckels
	Name:	David A. Eckels
	Title:	Senior Vice President

[Signature Page of Second Supplement to Base Indenture]